UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 29, 2009

AM OIL RESOURCES & TECHNOLOGY INC.
(Formerly Aventerra Explorations, Inc.)
(Exact name of registrant as specified in its charter)

NEVADA	000-53665
(State or other jurisdiction of incorporation)	(Commission File No.)

27240 Turnberry Lane, Suite 200
Valencia, California 91355
(Address of principal executive offices and Zip Code)

800-646-6570
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

On May 22, 2009 we reported that Anthony K. Miller was appointed to our board of directors on May 11, 2009.   Since that time, two of our directors, Michael Freeberg and Greg Brown, have advised us that action taken at the meeting of the board of directors on May 11, 2009 appointing Anthony K. Miller to the board of directors was void.  Messrs. Freeberg and Brown have advised us that the reason the action taken at the meeting was void was neither Mr. Freeberg nor Mr. Brown were present at the meeting and accordingly a quorum of the board was not present in order to conduct business in order to comply with Article II, Section 7 of our bylaws.  Article II, Section 7 of the bylaws requires a majority of the board to be present in order to conduct business.  At the time of the meeting there were four directors on the board.   Messrs. Freeberg and Brown claim that they were not present the meeting and did not participate in the meeting appointing Mr. Miller to the board of directors.

Natasha Mercer and Keith Johnson, the remaining members of the board of directors dispute the foregoing and allege that Messrs. Freeberg and Brown or one of them was present by telephone conference at the meeting and accordingly a quorum was present.  As such the appointment of Anthony K. Miller to the board of directors was proper and legal under Nevada law.

Accordingly a dispute concerning Mr. Miller’s appointment to the board of directors exists.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 29th day of June 2009.

AM OIL RESOURCES & TECHNOLOGY INC.

BY:	GREGORY W. BROWN JR.
Gregory W. Brown Jr., Director

BY:	MICHAEL FREEBERG
Michael Freeberg, Director